THERMON REPORTS FIRST QUARTER FISCAL 2018 RESULTS

Thermon Announces Fiscal 2018 First Quarter Revenue of $51.7 million and EPS of $0.01

SAN MARCOS, Texas, August 2, 2017 -- Thermon Group Holdings, Inc. (NYSE:THR) (the "Company," "Thermon," "we" or "our") today announced consolidated financial results for the first quarter of the fiscal year ending March 31, 2018 ("Q1 2018").

Financial summary for Q1 2018 compared to the three months ended June 30, 2016 ("Q1 2017"):

•	Revenue of $51.7 million, a decrease of 18%

•	Backlog of $110.2 million vs. $95.4 million, growth of 16%

•	Orders of $55.1 million, a 29% decrease

•	Gross margin of 46% vs. 41%

•	Fully diluted GAAP EPS of $0.01 vs. $0.08

"While we anticipated Q1 2018 revenues to be below the prior year, timing of project shipments to the Eastern Hemisphere had a more pronounced impact during the quarter than anticipated.  We are encouraged by the improved gross margins which resulted from the higher mix of MRO/UE driven, in part, by an increase in the maintenance business in Canada. Conversely, Greenfield activity was down, particularly in the US, where visibility on long cycle capital projects is muted.  Based on the revenue miss and low bookings in Q1 2018, we are revising our revenue guidance to a low to mid single-digit decline for the year. In addition, we recently completed certain cost reduction measures in the US and will continue to closely monitor our cost structure accordingly,” said Bruce Thames, President and Chief Executive Officer.

During Q1 2018, the Company generated revenue of $51.7 million versus $63.4 million in Q1 2017, a decrease of $11.7 million or 18%. On a comparative basis, foreign currency translation effects negatively impacted Q1 2018 revenue by $0.7 million or 1%. During Q1 2018, Greenfield and MRO/UE (facility maintenance, repair and operations and upgrade or expansion) revenue totaled 28% and 72% of revenue, respectively, compared to 43% and 57% in Q1 2017, respectively.

Gross margin during Q1 2018 was 46.0% compared to 41.2% in Q1 2017. Gross margin performance during the quarter was positively impacted by a higher concentration of MRO sales where margins are typically higher for Thermon's core manufactured products. Additionally, our Greenfield sales generated slightly stronger margins due to a combination of favorable pricing, cost control and execution of our projects.

Q1 2018 orders were $55.1 million versus $77.5 million in Q1 2017, a decrease of $22.4 million or 29%. Q1 2018 backlog of $110.2 million represents a 16% increase over Q1 2017 backlog of $95.4 million.

Q1 2018 net income attributable to Thermon and GAAP EPS was $0.5 million or $0.01 per fully diluted common share compared to $2.5 million or $0.08 per fully diluted common share in Q1 2017.

Outlook

Based on the weaker than expected Q1 2018 performance, we are revising our full year fiscal 2018 revenue guidance to a low to mid single-digit decline as compared to fiscal 2017.

Conference Call and Webcast Information

Thermon's senior management team, including Bruce Thames, President and Chief Executive Officer and Jay Peterson, Chief Financial Officer, will discuss Q1 2018 results during a conference call today at 10:00 a.m. (Central Time), which will be simultaneously webcast on Thermon's Investor Relations website located at http://ir.thermon.com. Investment community professionals interested in participating in the question-and-answer session may access the call by dialing (877) 312-5421 from within the United States/Canada and (253) 237-1121 from outside of the United States/Canada. A replay of the webcast will be available on Thermon's Investor Relations website beginning two hours after the conclusion of the call.

About Thermon

Through its global network, Thermon provides highly engineered thermal solutions, known as heat tracing, and complementary products and services for process industries, including energy, chemical processing and power generation. Thermon's products provide an external heat source to pipes, vessels and instruments for the purposes of freeze protection, temperature maintenance, environmental monitoring and surface snow and ice melting. Thermon is headquartered in San Marcos, Texas. For more information, please visit www.thermon.com.

Non-GAAP Financial Measures

Disclosure in this release of "Adjusted EPS," "Adjusted EBITDA," "Adjusted net income," "Free cash flow" and "Return on equity," which are "non-GAAP financial measures" as defined under the rules of the Securities and Exchange Commission (the "SEC"), are intended as supplemental measures of our financial performance that are not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). "Adjusted net income" and "Adjusted fully diluted earnings per share (or EPS)" represents net income attributable to Thermon before acquisition related contingent consideration accounted for as compensation, adjustments to our deferred tax liability for a tax rate change, and the income tax effect of any non-tax adjustments, per fully-diluted common share in the case of Adjusted EPS. "Adjusted EBITDA" represents net income attributable to Thermon before interest expense (net of interest income), income tax expense, depreciation and amortization expense, stock-based compensation expense, income attributable to non-controlling interests and acquisition related contingent consideration accounted for as compensation. "Return on equity" for the three month periods ended June 30, 2017 and 2016, represents Adjusted EBITDA for each respective period that is multiplied by four to represent a full year's results, divided by the average of total equity at June 30 and March 31 for each respective period. We believe that the average total equity properly accounts for net income that occurred during the three months ended June 30, 2017 and 2016. "Free cash flow" represents cash provided by (used in) operating activities less cash used for the purchase of property, plant and equipment, net of sales of rental equipment and proceeds from sale of land. Foreign currency impact on revenue is calculated by comparing actual current period revenue in U.S. Dollars to the theoretical U.S. Dollar revenue we would have achieved based on the weighted-average foreign exchange rates in effect in the comparative prior period for all applicable foreign currencies.

We believe these non-GAAP financial measures are meaningful to our investors to enhance their understanding of our financial performance and are frequently used by securities analysts, investors and other interested parties to compare our performance with the performance of other companies that report Adjusted EPS, Adjusted EBITDA, Adjusted net income or Return on equity. Adjusted EPS, Adjusted EBITDA, Adjusted net income and Return on equity should be considered in addition to, not as substitutes for, income from operations, net income, net income per share and other measures of financial performance reported in accordance with GAAP. We provide Free cash flow as a measure of our liquidity. Our calculation of Adjusted EPS, Adjusted EBITDA, Adjusted net income, Free cash flow and Return on equity may not be comparable to similarly titled measures reported by other companies. For a description of how Adjusted EPS, Adjusted EBITDA, Adjusted net income, Return on equity and Free cash flow are calculated and reconciliations to the corresponding GAAP measures, see the sections of this release titled "Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity" and "Reconciliation of Cash Provided by Operating Activities to Free Cash Flow."

Forward-Looking Statements

This release may include forward-looking statements within the meaning of the U.S. federal securities laws in addition to historical information. These forward-looking statements include, without limitation, statements regarding our industry, business strategy, plans, goals and expectations concerning our market position, future operations, margins, profitability, capital expenditures, liquidity and capital resources and other financial and operating information. When used, the words "anticipate," "assume," "believe," "budget," "continue," "could," "should," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "will," "future" and similar terms and phrases are intended to identify forward-looking statements in this release. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions, data or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows.

Actual events, results and outcomes may differ materially from our expectations due to a variety of factors. Although it is not possible to identify all of these factors, they include, among others, (i) general economic conditions and cyclicality in the markets we serve; (ii) future growth of energy and chemical processing capital investments; (iii) our ability to deliver existing orders within our backlog; (iv) our ability to bid and win new contracts; (v) competition from various other sources providing similar heat tracing products and services, or alternative technologies, to customers; (vi) changes in relevant currency exchange rates; (vii) potential liability related to our products as well as the delivery of products and services; (viii) our ability to comply with the complex and dynamic system of laws and regulations applicable to international operations; (ix) our ability to protect data and thwart potential cyber attacks; (x) a material disruption at any of our manufacturing facilities; (xi) our dependence on subcontractors and suppliers; (xii) our ability to obtain standby letters of credit, bank guarantees or performance bonds required to bid on or secure certain customer contracts; (xiii) our ability to attract and retain qualified management and employees, particularly in our overseas markets; (xiv) our ability to continue to generate sufficient cash flow to satisfy our liquidity needs; (xv) the extent to which federal, state, local and foreign governmental regulation of energy, chemical processing and power generation products and services limits or prohibits the operation of our business; and (xvi) other factors discussed in more detail under the caption "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended March 31, 2017, filed with the Securities and Exchange Commission on May 30, 2017. Any one of these factors or a combination of these factors could materially affect our financial condition, results of operations and cash flows and could influence whether any forward-looking statements contained in this release ultimately prove to be accurate.

Our forward-looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward-looking statements. We do not intend to update these statements unless we are required to do so under applicable securities laws.

CONTACT:

Sarah Alexander

(512) 396-5801

Investor.Relations@thermon.com

Thermon Group Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations and Selected Balance Sheet Data
(Unaudited, in Thousands except per share amounts)

	Three Months Ended	Three Months Ended
	June 30, 2017	June 30, 2016
Sales	$51,736	$63,396
Cost of sales	27,922	37,282
Gross profit	23,814	26,114
Operating expenses:
Marketing, general and administrative and engineering	18,532	18,202
Stock compensation expense	785	906
Amortization of other intangible assets	2,939	2,816
Income from operations	1,558	4,190
Interest income and expense, net	(560)	(706)
Debt cost amortization	(89)	(102)
Interest expense, net	(649)	(808)

Other income (expense)	32	277
Income before provision for taxes	941	3,659
Income tax expense	227	1,015
Net income	714	2,644

Income attributable to non-controlling interests	235	118
Net income attributable to Thermon	$479	$2,526

Net income per common share:
Basic income per share	$0.01	$0.08
Diluted income per share	$0.01	$0.08
Weighted-average shares used in computing net income per common share:
Basic common shares	32,370	32,232
Fully-diluted common shares	32,861	32,694

	June 30, 2017 (unaudited)	March 31, 2017
Cash and investments	$87,505	$87,628
Total debt	75,496	80,476
Total equity	319,499	312,502

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Net Income attributable to Thermon to Adjusted EBITDA and Return on Equity
(Unaudited, in Thousands except Return on Equity)

Adjusted EBITDA and Return on Equity	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Net income attributable to Thermon	$479	$2,526
Interest expense, net	649	808
Income tax expense	227	1,015
Depreciation and amortization expense	4,652	4,230
EBITDA (non-GAAP basis)	$6,007	$8,579
Stock compensation expense	785	906
Non-controlling interests	235	118
Adjusted EBITDA (non-GAAP basis)	$7,027	$9,603

Adjusted EBITDA - Annualized for a full fiscal year (non-GAAP basis)	$28,108	$38,412

Average total equity for the three month periods ended June 30	$316,001	$300,292

Return on Equity (non-GAAP basis)	9%	13%

Thermon Group Holdings, Inc. and Subsidiaries
Reconciliation of Cash provided by Operating Activities to Free Cash Flow
(Unaudited, in Thousands)

	Three Months Ended June 30, 2017	Three Months Ended June 30, 2016
Cash provided by (used in) operating activities	$5,501	$(7,034)
Less: Cash used for purchases of property, plant and equipment	(1,805)	(2,009)
Plus: Sale of rental equipment	4	20
Plus: Proceeds from land sale	8	441
Free cash flow provided (used)	$3,708	$(8,582)